EXHIBIT 2.1







                       AGREEMENT AND PLAN OF REORGANIZATION

                                       AMONG

                             OUTBACK STEAKHOUSE, INC.

                        OUTBACK STEAKHOUSE OF FLORIDA, INC.

                                        AND

                             WIBEL & ASSOCIATES, INC.

                                TABLE OF CONTENTS
                                                                        Page

ARTICLE 1 - PLAN OF ACQUISITION . . . . . . . . . . . . . . . . . . . . . 1
      1.1  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . 1
      1.2  Adjustments. . . . . . . . . . . . . . . . . . . . . . . . . . 2
      1.3  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
      1.4  Execution and Delivery of Closing Documents. . . . . . . . . . 2
      1.5  Execution and Filing of Merger Documents . . . . . . . . . . . 2
      1.6  Effectiveness of Merger. . . . . . . . . . . . . . . . . . . . 3
      1.7  Further Assurances . . . . . . . . . . . . . . . . . . . . . . 3
      1.8  Certificates . . . . . . . . . . . . . . . . . . . . . . . . . 3
      1.9  Closing of Transfer Books. . . . . . . . . . . . . . . . . . . 3
      1.10 Fractional Shares. . . . . . . . . . . . . . . . . . . . . . . 3
      1.11 Accounting Treatment . . . . . . . . . . . . . . . . . . . . . 3

      ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF WAI AND WIBEL . . . . 3
      2.1  Organization and Good Standing . . . . . . . . . . . . . . . . 3
      2.2  Power and Authority. . . . . . . . . . . . . . . . . . . . . . 3
      2.3  Authority and Validity . . . . . . . . . . . . . . . . . . . . 3
      2.4  Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . 4
      2.5  Compliance with Other Instruments. . . . . . . . . . . . . . . 4
      2.6  Capitalization of WAI. . . . . . . . . . . . . . . . . . . . . 4
      2.7  Absence of Certain Changes . . . . . . . . . . . . . . . . . . 5
      2.8  Tax Liabilities. . . . . . . . . . . . . . . . . . . . . . . . 5
      2.9  No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . 6
      2.10 Title to Properties. . . . . . . . . . . . . . . . . . . . . . 6
      2.11 Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . 6
      2.12 Litigation and Government Claims . . . . . . . . . . . . . . . 6
      2.13 No Violation of Any Instrument . . . . . . . . . . . . . . . . 7
      2.14 Necessary Approvals and Consents . . . . . . . . . . . . . . . 7
      2.15 Compliance With Laws . . . . . . . . . . . . . . . . . . . . . 7
      2.16 Accuracy of Information Furnished. . . . . . . . . . . . . . . 7

      ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF WIBEL . . . . . . . . 8
      3.1  Authority and Validity . . . . . . . . . . . . . . . . . . . . 8
      3.2  Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . 8
      3.3  Ownership. . . . . . . . . . . . . . . . . . . . . . . . . . . 8
      3.4  Voting . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
      3.5  Residency. . . . . . . . . . . . . . . . . . . . . . . . . . . 8
      3.6  Compliance with Other Instruments. . . . . . . . . . . . . . . 8
      4.1  Organization and Good Standing . . . . . . . . . . . . . . . . 8
      4.2  Foreign Qualification. . . . . . . . . . . . . . . . . . . . . 9
      4.3  Power and Authority. . . . . . . . . . . . . . . . . . . . . . 9
      4.4  Authority and Validity . . . . . . . . . . . . . . . . . . . . 9
      4.5  Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . 9
      4.6  Compliance with Other Instruments. . . . . . . . . . . . . . . 9
      4.7  Capitalization of OSI. . . . . . . . . . . . . . . . . . . . . 9
                                     (i)
      4.8  SEC Reports. . . . . . . . . . . . . . . . . . . . . . . . . . 9
      4.9  Litigation and Government Claims . . . . . . . . . . . . . . .10
      4.10 Necessary Approvals and Consents . . . . . . . . . . . . . . .10
      4.11 Absence of Certain Changes or Events . . . . . . . . . . . . .10

ARTICLE 5 - JOINT COVENANTS OF WAI, WIBEL, OSI AND OUTBACK. . . . . . . .10
      5.1  Notice of any Material Change. . . . . . . . . . . . . . . . .10
      5.2  Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . .11
      5.3  Post-Closing Adjustment. . . . . . . . . . . . . . . . . . . .11
      5.4  Distribution and Allocation. . . . . . . . . . . . . . . . . .11
      5.5  Additional Agreements. . . . . . . . . . . . . . . . . . . . .12

ARTICLE 6 - COVENANTS OF WAI AND WIBEL. . . . . . . . . . . . . . . . . .12
      6.1  Securities Law Compliance; Restrictions on Shares. . . . . . .12
      6.2  Payment of Liabilities . . . . . . . . . . . . . . . . . . . .14
      6.3  Pooling. . . . . . . . . . . . . . . . . . . . . . . . . . . .14

ARTICLE 7 - COVENANTS OF OSI AND OUTBACK. . . . . . . . . . . . . . . . .14
      7.1  Mandatory Registration of OSI Common Stock . . . . . . . . . .14
      7.2  Registration Procedures. . . . . . . . . . . . . . . . . . . .15
      7.3  Expenses of Registration . . . . . . . . . . . . . . . . . . .15
      7.4  Adjustments in Number of Shares. . . . . . . . . . . . . . . .15
      7.5  Transferees. . . . . . . . . . . . . . . . . . . . . . . . . .16
      7.6  Employment Agreements. . . . . . . . . . . . . . . . . . . . .16
      7.7  Assumed Liabilities. . . . . . . . . . . . . . . . . . . . . .16

ARTICLE 8 - JOINT CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS . . . . . .16
      8.1  Consents to Transaction. . . . . . . . . . . . . . . . . . . .16
      8.2  Absence of Litigation. . . . . . . . . . . . . . . . . . . . .16
      8.3  Dissenter's Rights . . . . . . . . . . . . . . . . . . . . . .16

ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS OF WAI. . . . . . . . . .17
      9.1  Compliance . . . . . . . . . . . . . . . . . . . . . . . . . .17
      9.2  Representations and Warranties . . . . . . . . . . . . . . . .17
      9.3  Material Adverse Changes . . . . . . . . . . . . . . . . . . .17

ARTICLE 10 - CONDITIONS PRECEDENT TO OBLIGATIONSOF OSI AND OUTBACK. . . .17
      10.1 Compliance . . . . . . . . . . . . . . . . . . . . . . . . . .17
      10.2 Representations and Warranties . . . . . . . . . . . . . . . .17
      10.3 Current Financial Status . . . . . . . . . . . . . . . . . . .17
      10.4 Material Adverse Changes . . . . . . . . . . . . . . . . . . .17
      10.5 Pooling. . . . . . . . . . . . . . . . . . . . . . . . . . . .18
                                      (ii)
ARTICLE 11 - INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . .18
      11.1 Securities Laws Indemnification. . . . . . . . . . . . . . . .18
      11.2 Indemnification Based on Agreement . . . . . . . . . . . . . .18
      11.3 Limitation . . . . . . . . . . . . . . . . . . . . . . . . . .19
      11.4 Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . .19
      11.5 Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . .19

ARTICLE 12 - MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . .19
      12.1 Termination. . . . . . . . . . . . . . . . . . . . . . . . . .19
      12.2 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .20
      12.3 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . .20
      12.4 Survival of Representations and Warranties . . . . . . . . . .20
      12.5 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .20
      12.6 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . .21
      12.7 Successors and Assigns . . . . . . . . . . . . . . . . . . . .21
      12.8 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . .21
      12.9 Waiver and Other Action. . . . . . . . . . . . . . . . . . . .21
      12.10  Severability . . . . . . . . . . . . . . . . . . . . . . . .21
      12.11  Headings . . . . . . . . . . . . . . . . . . . . . . . . . .21
      12.12  Construction . . . . . . . . . . . . . . . . . . . . . . . .21
      12.13  Jurisdiction and Venue . . . . . . . . . . . . . . . . . . .22
      12.14  Enforcement. . . . . . . . . . . . . . . . . . . . . . . . .22
      12.15  Further Assurances . . . . . . . . . . . . . . . . . . . . .22
      12.16  Equitable Remedies . . . . . . . . . . . . . . . . . . . . .22

EXHIBIT A
      ARTICLES OF MERGER . . . . . . . . . . . . . . . . . . . . . . . .A-1

EXHIBIT B

      DISCLOSURE SCHEDULES. . . . . . . . . . . . . . . . . . . . . . . B-1







                                (iii)

                       AGREEMENT AND PLAN OF REORGANIZATION


      THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of the 6th day of August, 1997, by and among OUTBACK STEAKHOUSE, INC., a Delaware corporation ("OSI"), OUTBACK STEAKHOUSE OF FLORIDA, INC., a Florida corporation ("Outback"), WIBEL & ASSOCIATES, INC., a Michigan corporation ("WAI") and MARK P. WIBEL, an individual residing in the State of Michigan ("Wibel").

                               W I T N E S S E T H:

      WHEREAS, Outback is a wholly-owned subsidiary of OSI; and

      WHEREAS, Wibel is the sole owner of the issued and outstanding common stock of WAI, and Wibel is the sole director, President and is responsible for the day-to-day operations of WAI; and

      WHEREAS, Outback and WAI have entered into that certain Florida limited partnership known as Outback/Detroit Limited Partnership ("Partnership");

      WHEREAS, the Partnership operates Outback Steakhouse restaurants in the State of Michigan; and

      WHEREAS, the Board of Directors of WAI has approved the merger of WAI into Outback (the "Merger") upon the terms and conditions set forth in this Agreement; and

      WHEREAS, for federal income tax purposes it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

      WHEREAS, pursuant to the Merger, WAI will be merged with and into Outback and all of the outstanding shares of capital stock of WAI will be converted into shares of Common Stock, par value $.01, of OSI (the "OSI Common Stock"); and

      WHEREAS, the parties hereto desire by this Agreement to set forth the terms and conditions upon which they are willing to consummate the Merger.

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:
                                     ARTICLE 1
                                PLAN OF ACQUISITION

      1.1 The Merger. Subject to and upon the terms and conditions contained herein, WAI shall be merged with and into Outback, with Outback being the surviving corporation, in accordance with the Articles of Merger substantially in the form attached to this Agreement as Exhibit A (the
"Merger Agreement"), which will be executed and delivered by OSI, Outback, and WAI prior to the Merger. As a result of the Merger, each voting and nonvoting common share of WAI outstanding immediately before the Effective Date (as herein defined) shall, by virtue of the Merger and without any further action being required by the holders thereof, be converted into and exchanged for 16.6 shares of OSI Common Stock.

     1.2  Adjustments.
      (a) Except as otherwise provided in this Section 1.2, the total number of shares of OSI Common Stock to be issued pursuant to the Merger shall be 166,000.
      (b) If, between the date of this Agreement and the Closing Date or the Effective Date, as the case may be, (i) the outstanding shares of capital stock of WAI shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or readjustment, with a record date within such period, or a stock dividend thereon shall be declared with a record date within such period or (ii) WAI shall have issued additional shares of its capital stock, the number of shares of OSI Common Stock received in exchange for each share of WAI's capital stock shall be adjusted so that the aggregate number of shares of OSI Common Stock received in exchange for all shares of WAI's capital stock (assuming no Dissenting Shares) remains at 166,000.
      (c) If, between the date of this Agreement and the Closing Date or the Effective Date, as the case may be, the outstanding shares of OSI Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or readjustment, with a record date within such period, or a stock dividend thereon shall be declared with a record date within such period, the number of shares of OSI Common Stock received in exchange for each share of capital stock of WAI (as specified in Section 1.1 hereof) shall be adjusted to accurately reflect such change.
      1.3 Closing. The closing of the transactions contemplated by this Agreement, including the Merger (the "Closing"), shall take place at 10:00 a.m., Tampa time, at the offices of Outback on July 25, 1997, or on such date and at such other time and place as is agreed upon by the parties hereto.
The day on which the Closing occurs is herein referred to as the "Closing Date." If any of the conditions to the obligations of the parties to this Agreement have not been satisfied or waived by the Closing Date, then the party to this Agreement that is unable to meet such condition or conditions shall be entitled to postpone the Closing by written notice to the other parties until such condition shall have been satisfied (which such party shall seek to cause to happen at the earliest practicable date) or waived, but the Closing shall occur not later than July 31, 1997, unless further extended by written agreement of the parties to this Agreement. The parties shall use their best efforts to effectuate a timely closing as provided in this Section 1.3.
      1.4 Execution and Delivery of Closing Documents. Before the Closing, each party shall cause to be prepared and at the Closing the parties shall execute and deliver each agreement and instrument required by this Agreement or the Merger Agreement to be so executed and delivered and not theretofore accomplished. At the Closing, each party also shall execute and deliver such other appropriate and customary documents as the other parties reasonably may request for the purpose of consummating the transactions contemplated by this Agreement and the Merger Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.
      1.5 Execution and Filing of Merger Documents. At the time of completion of the Closing, OSI, Outback, WAI and Wibel agree to take the following actions:
      (a) to execute and deliver all documents and certificates relating to the Merger required to be executed by them that have not already been so executed and that are required under applicable federal, state and local laws to be filed in order validly to effectuate the Merger; and

      (b) to cause Articles of Merger to be filed with the Secretary of State of the State of Florida and the Secretary of State of the State of Michigan and a Certificate of Merger to be issued by each such officer.

      1.6 Effectiveness of Merger. The Merger shall become effective under the laws of Florida upon the later of (i) filing of these Articles of Merger with the Secretary of State of the State of Florida and the Secretary of State of the State of Michigan; or (ii) July 31, 1997 (the "Effective Date"). Such Effective Date shall be indicated on Certificates of Merger issued by the Secretary of State of the State of Florida and by the Secretary of State of the State of Michigan pursuant to the Florida Act and Michigan Law.

      1.7 Further Assurances. After the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as may reasonably be deemed necessary or advisable by any party in order to consummate the transactions contemplated by this Agreement and by the Merger Agreement, and to vest more fully in Outback the ownership of and the rights to the business and assets of WAI as existed immediately before the Effective Date.

      1.8 Certificates. As soon as practicable after the Effective Date, OSI shall make available and each holder of capital stock of WAI shall be entitled to receive upon surrender of stock certificates of WAI representing WAI capital stock for cancellation, certificates representing the number of shares of OSI Common Stock into which such shares are converted in the Merger as provided in Section 1.1 hereof. The OSI Common Stock into which such WAI capital stock is converted shall be deemed issued at the Effective Date.

      1.9 Closing of Transfer Books. At the Closing Date, the stock transfer books of WAI shall be closed and no transfer of capital stock of WAI, shall thereafter be made.

      1.10 Fractional Shares. No fractional shares of OSI Common Stock and no certificates or scrip therefor shall be issued. Instead, one whole share of OSI Common Stock shall be issued for each fractional share of .5 or more of one whole share and each fractional share of less than .5 of one whole share shall be disregarded.

      1.11 Accounting Treatment. It is the intention of the parties hereto that the Merger will be treated for financial reporting purposes as a pooling of interests.


                                     ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF WAI AND WIBEL

      Each of WAI and Wibel, jointly and severally, represent and warrant to OSI and Outback as follows:

      2.1 Organization and Good Standing. WAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

      2.2 Power and Authority. WAI has the requisite power and authority and all material licenses and permits required by governmental authorities to own, lease and operate its properties and assets and to carry on its businesses as currently being conducted.

     2.3  Authority and Validity.

      (a) WAI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Merger Agreement and the other documents executed or to be executed by WAI in connection with this Agreement; and the execution, delivery and performance by WAI of this Agreement, the Merger Agreement and the other documents executed or to be executed by WAI in connection with this Agreement have been duly authorized by all necessary corporate action. The execution, delivery and performance by WAI of this Agreement, the Merger Agreement and any other documents executed or to be executed in connection with this Agreement and the consummation of the transactions provided for herein have been duly authorized and approved by the board of directors and shareholders of WAI as required under the laws of the State of Michigan and WAI's corporate governance documents.

      (b) Wibel has the power and authority to execute, deliver and perform his obligations under this Agreement and the other documents executed or to be executed by Wibel in connection with this Agreement.

      2.4 Binding Effect. This Agreement, the Merger Agreement and the other documents executed or to be executed by WAI and Wibel in connection with this Agreement have been or will have been duly executed and delivered by WAI and Wibel, and are or will be, when executed and delivered, the legal, valid and binding obligations of each of WAI and Wibel enforceable in accordance with their terms except that:

      (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights; and

      (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

      2.5 Compliance with Other Instruments. Neither the execution and delivery by WAI nor Wibel of this Agreement and the Merger Agreement, nor the consummation by them of the transactions contemplated hereby and thereby, will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any material property or asset of WAI or Wibel pursuant to, its articles of incorporation, bylaws, partnership agreement, operating agreement or other charter or governance document, or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument (including with customers), judgment, order, injunction or decree by which WAI or Wibel is bound, to which any of them is a party, or to which any assets of any of them are subject; provided, however, this Section 2.5 shall not apply with respect to any of the foregoing if WAI is bound thereby, a party thereto, or its assets subject, solely by reason of its status as a partner in the Partnership.

      2.6  Capitalization of WAI.
      (a) The authorized capital stock of WAI consists of Sixty Thousand (60,000) common shares. There are Ten Thousand (10,000) common shares issued and outstanding, all of which are owned by Wibel. There are no other shareholders of WAI and no other persons with rights or options to acquire capital stock of WAI. All of the issued and outstanding shares of capital stock of WAI have been duly authorized and validly issued and are fully paid and nonassessable. There are no shares of capital stock of WAI held in its
treasury.                         4

      (b) There are no voting trusts, shareholder agreements or other voting arrangements among the shareholders of WAI.

      (c) There is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating WAI to issue, sell, exchange or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of WAI.

      2.7 Absence of Certain Changes. Since December 31, 1996 to the Closing Date, (except solely as a result of WAI's status as a partner in the Partnership) WAI has not:
      (a) suffered any material adverse change in its business, results of operations, working capital, assets, liabilities, or condition (financial or otherwise) or the manner of conducting its business;
      (b) suffered any material damage or destruction to or loss of its assets not covered by insurance, or any loss of suppliers or employees;
      (c) acquired or disposed of any asset, or incurred, assumed, guaranteed, endorsed, paid or discharged any indebtedness, liability or obligation, or subjected or permitted to be subjected any material amount of assets to any lien, claim or encumbrance of any kind, except in the ordinary course of business or pursuant to agreements in force at the date of this Agreement and identified in Item 2.7 of the Disclosure Schedules;
      (d) forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims;

      (e) entered into or terminated any lease, agreement, commitment or transaction, or agreed to or made any changes in any leases or agreements, other than transactions and commitments entered into in the ordinary course of business;

      (f) written up, written down or written off the book value of any assets;

      (g) declared, paid or set aside for payment any dividend or distribution with respect to its capital stock;

      (h) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

      (i) except in the ordinary course of business, increased the compensation of any employee or paid any bonuses to any employee or contributed to any employee benefit plan;
      (j) entered into any employment, consulting, compensation or collective bargaining agreement with any person or group, except oral employment agreements which can be terminated at will; or
      (k) entered into, adopted or amended any employee benefit plan or severance agreements.

      2.8 Tax Liabilities. WAI has filed all federal, state, county, local and foreign tax returns and reports required to be filed by them by the date hereof, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes; WAI has either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or have fully accrued on their books or have established adequate reserves for all taxes payable but not yet due; and have made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to WAI with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against WAI nor has WAI received notice of any such deficiency, delinquency or default. WAI has no reason to believe that WAI has or may have any tax liabilities other than those reflected on the unaudited balance sheet of WAI as of April 30, 1997, with any notes thereto, and the related unaudited statements of income for the four months ended April 30, 1997, together with supplemental information on WAI, each prepared and attested to by the chief financial officer of WAI (the "Balance Sheets") and those arising in the ordinary course of business since the date thereof. With regard to the foregoing, WAI has relied on the accuracy and completeness of the Schedule K-1 provided by the Partnership.
      Wibel shall have sole responsibility for filing all required tax returns for WAI for all periods ending on or prior to the Effective Date. OSI shall assist Wibel in preparing income tax returns and shall cooperate with Wibel to the extent necessary therefor, and Wibel shall provide OSI with copies of all such returns at least fifteen (15) days prior to filing.
      2.9 No Undisclosed Liabilities. There are no liabilities or obligations of WAI (other than material liabilities arising solely by reason of WAI's status as a partner in the Partnership) of any nature, whether absolute, accrued, contingent or otherwise, other than liabilities or obligations indicated in Item 2.9 of the Disclosure Schedules.
      2.10 Title to Properties. WAI has good and marketable title to the assets reflected in their books and records as being owned by them, (except as they have since been affected by transactions in the ordinary course of business and consistent with past practices) the real and personal properties reflected in the Balance Sheets (except for assets subject to financing leases required to be capitalized under generally accepted accounting principles, all of which are so reflected in the Balance Sheet or notes thereto) and all assets purchased by WAI since the date of the Balance Sheet, in each case free and clear of any lien, claim or encumbrance, except as reflected in the Balance Sheet or notes thereto and in Item 2.10 of the Disclosure Schedule and except for liens for taxes, assessments or other governmental charges not yet due and payable.
      Except for those assets acquired since the date of the Balance Sheets, all material properties and assets owned by WAI are properly reflected on the applicable Balance Sheets and notes thereto.
      2.11 Contracts. Excluding (i) contracts and commitments between Outback or OSI and WAI or the Partnership, (ii) contracts and commitments entered into by the Partnership to which Outback or OSI is a party, (iii) contracts and commitments entered into by WAI in the ordinary course of the Partnership's business without violation of the provisions of the Partnership Agreement, and (iv) contracts and commitments entered into with the written consent of OSI or Outback, Item 2.11 of the Disclosure Schedule is a complete and accurate list of all of the contracts and commitments (including summaries of oral contracts) to which WAI is a party or by which WAI is bound.
      2.12 Litigation and Government Claims. Except as indicated in Item 2.12 of the Disclosure Schedule, there is no pending suit, claim, action or litigation or administrative, arbitration or other proceeding or governmental investigation or inquiry against WAI or the Partnership or to which any of their business or assets is subject. Except as indicated in Item 2.12 of the Disclosure Schedule, there are no such proceedings threatened or, to the best knowledge of WAI or Wibel, contemplated or, to the best knowledge of WAI or Wibel, any basis for any unasserted claims (whether or not the potential claimant may be aware of the claim) of any nature that might be asserted against WAI or the Partnership.

      2.13 No Violation of Any Instrument. Except as indicated in Item 2.13 of the Disclosure Schedule, WAI is not in violation of or default under nor has any event occurred that, with the lapse of time or the giving of notice or both, would constitute a violation of or default under or permit the termination or the acceleration of maturity of or result in the imposition of a lien, claim or encumbrance upon any property or asset of WAI pursuant to, the articles or certificates of incorporation, bylaws or other chartering or governance document of WAI or (excluding any of the following entered into by the Partnership and to which Outback or OSI is a signatory or to which Outback or OSI consented in writing or which were entered into by WAI in the ordinary course of business without violation of the provisions of the Partnership Agreement) any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other material agreement or instrument (including with customers), judgment, order, injunction or decree to which WAI is a party, by which WAI is bound or to which any of the assets of WAI are subject.

      2.14 Necessary Approvals and Consents. Other than (a) in connection with or in compliance with the laws of the States of Florida and Michigan with respect to effectuating the Merger, (b) consents required to be obtained from applicable liquor control authorities, (c) consents required to be obtained from lessors, and (d) under the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or state securities or blue sky laws, no authorization, consent, permit or license or approval of or declaration, registration or filing with, any person or governmental or regulatory authority or agency is necessary for the execution and delivery by each of WAI and Wibel of this Agreement, the Merger Agreement and the other agreements executed or to be executed by them in connection with this Agreement, and the consummation by WAI and Wibel of the transactions contemplated by this Agreement and the Merger Agreement, and the ownership and operation by Outback of the respective businesses and properties of WAI after the Effective Date in substantially the same manner as now operated.

      2.15 Compliance With Laws. Wibel has no actual knowledge that WAI or the Partnership are not in compliance with any such laws applicable to their respective business, where failure to so comply would have a material adverse effect on their business, operations, properties, assets or conditions.

      2.16 Accuracy of Information Furnished. No representation or warranty by WAI or Wibel in this Agreement nor any information in the Financial Statements or in the Disclosure Schedule contains any untrue statement of a material fact or omits to state any material fact that would make the statements herein or therein, in light of the circumstances under which they were made, false or misleading. Each of WAI and Wibel have disclosed to OSI and Outback all facts known to them that are material to WAI's and the Partnership's respective businesses, operations, financial condition or prospects.

                                     ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES OF WIBEL

      In addition to the representations and warranties contained in
Article 2, Wibel represents and warrants to OSI and Outback as follows:

      3.1 Authority and Validity. He has the capacity and authority to execute, deliver and perform this Agreement and all other agreements and documents they are executing or will execute in connection herewith or therewith.

      3.2 Binding Effect. This Agreement and the other documents executed or to be executed by Wibel in connection with this Agreement have been or will have been duly executed and delivered by him and are or will be, when executed and delivered, their legal, valid and binding obligations enforceable in accordance with their terms except that:

      (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights; and

      (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

      3.3 Ownership. Wibel is the sole record and beneficial shareholder of WAI and no other person has any rights (in any form) to acquire any capital stock of WAI.

      3.4 Voting. He acknowledges that in his individual capacity as shareholder and director of WAI, he has voted in favor of the execution and delivery of this Agreement and the Merger Agreement.

      3.5 Residency. Wibel is, and has been at all times during the one year ending on the date hereof, a resident of the State of Michigan.

      3.6 Compliance with Other Instruments. Neither the execution and delivery by Wibel of this Agreement and the Merger Agreement, nor the consummation by him of the transactions contemplated hereby and thereby will violate, breach, be in conflict with or constitute a default under or permit the termination or the acceleration of maturity of or result in the imposition of any lien, claim or encumbrance upon any material property or asset of Wibel pursuant to any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument (including with customers), judgment order, injunction or decree by which Wibel is bound, to which he is a party or to which he is subject.



                                     ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF OSI AND OUTBACK

      OSI and Outback jointly and severally represent and warrant to WAI and Wibel as follows:

      4.1 Organization and Good Standing. OSI and Outback are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and Florida, respectively.

     4.2 Foreign Qualification. Outback is duly qualified or licensed to do business and in good standing as a foreign corporation in Michigan and in every other jurisdiction where the failure to so qualify could have a material adverse effect on its respective business, operations, assets or financial condition.
      4.3 Power and Authority. OSI and Outback each have the corporate power and authority and all licenses and permits required by governmental authorities to own, lease and operate their respective properties and assets and to carry on their respective business as currently being conducted.
      4.4 Authority and Validity. OSI and Outback each have the corporate power and authority to execute, deliver and perform their respective obligations under this Agreement, the Merger Agreement and the other documents executed or to be executed by OSI and Outback in connection with this Agreement and the execution, delivery and performance by OSI and Outback of this Agreement, the Merger Agreement and the other documents executed or to be executed by OSI and Outback in connection with this Agreement have been duly authorized by all necessary corporate action.
      4.5 Binding Effect. This Agreement, the Merger Agreement and the other documents executed or to be executed by OSI and Outback in connection with this Agreement have been or will have been duly executed and delivered by OSI and Outback and are or will be, when executed and delivered, the legal, valid and binding obligations of OSI and Outback, enforceable in accordance with their terms except that:
      (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights; and
      (b) the availability of equitable remedies may be limited by equitable principles of general applicability.
      4.6 Compliance with Other Instruments. Neither the execution and delivery by OSI and/or Outback of this Agreement, the Merger Agreement, nor the consummation by it of the transactions contemplated hereby and thereby will violate, breach, be in conflict with or constitute a default under or permit the termination or the acceleration of maturity of or result in the imposition of any lien, claim or encumbrance upon any property or asset of OSI or Outback pursuant to, the certificate of incorporation or bylaws of OSI or Outback or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument, judgment order, injunction or decree by which OSI or Outback is bound, to which it is a party or to which its assets are subject.
      4.7 Capitalization of OSI. The authorized capital stock of OSI consists of Two Hundred Million (200,000,000) shares of Common Stock, $.01 par value and Two Million (2,000,000) shares of Preferred Stock, $.01 par value, of which approximately 48,030,588 shares of Common Stock and no shares of Preferred Stock were issued and outstanding as of March 7, 1997. All of the issued and outstanding shares of OSI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The shares of OSI Common Stock to be issued in exchange for WAI's capital stock at the Effective Date, when issued and delivered, will be duly authorized, validly issued, fully paid and nonassessable. As of the date hereof, except for (i) employee and director stock options to acquire shares of OSI Common Stock and (ii) employee stock ownership plans, there are no options, warrants or other rights, agreements or commitments outstanding obligating Outback or OSI to issue shares of its capital stock. All of the outstanding shares of capital stock of Outback are owned by OSI, free and clear of any lien or encumbrance.
      4.8 SEC Reports. OSI has delivered to WAI and Wibel true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 1996; (ii) Proxy Statement used in connection with its 1997 Annual Meeting of Shareholders; (iii) 1997 Annual Report to Shareholders; (iv) all periodic reports, if any, on Form 8-K filed with the Securities and Exchange Commission since December 31, 1996 to the date hereof; and (v) all Forms 10-Q, if any, filed with the Securities and Exchange Commission since December 31, 1996, to the date hereof. Such documents and reports did not on their dates or the date of filing, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. OSI has filed all material documents required to be filed by it with the SEC and all such documents complied as to form with the applicable requirements of law. Copies of all other reports filed by OSI with the SEC from the date hereof to and including the Effective Date have been or will be delivered to WAI and Wibel. All financial statements and schedules included in the documents referred to in this Section 4.8 were prepared in accordance with generally accepted accounting principles, applied on a consistent basis except as noted therein and fairly present the information purported to be shown therein.
      4.9 Litigation and Government Claims. There is no pending suit, claim, action or litigation or administrative, arbitration or other proceeding or governmental investigation or inquiry against OSI or Outback which would, severally or in the aggregate, have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of OSI and its subsidiaries, taken as a whole. There are no such proceedings threatened or, to the knowledge of OSI or Outback, contemplated or any unasserted claims (whether or not the potential claimant may be aware of the claim), which might, severally or in the aggregate have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of OSI and its subsidiaries, taken as a whole.
      4.10 Necessary Approvals and Consents. Other than (a) in connection with or in compliance with the laws of the States of Florida and Michigan with respect to effectuating the Merger, (b) consents required to be obtained from applicable liquor control authorities and (c) consents required to be obtained from lessors, no authorization, consent, permit or license or approval of or declaration, registration or filing with, any person or governmental or regulatory authority or agency is necessary for the execution and delivery by OSI and Outback of this Agreement, the Merger Agreement and the other agreements executed or to be executed by either of them in connection with this Agreement and the consummation by OSI and Outback of the transactions contemplated by this Agreement and the Merger Agreement.
      4.11 Absence of Certain Changes or Events. Except as disclosed in public filings by OSI with the Securities and Exchange Commission prior to the date hereof and the Closing Date, since December 31, 1995, there has not been any material adverse change in the financial condition, results of operations or the business, properties, assets or liabilities of Outback or OSI.
                                     ARTICLE 5
                  JOINT COVENANTS OF WAI, WIBEL, OSI AND OUTBACK

      WAI and Wibel, jointly and severally, on the one hand, and OSI and Outback, jointly and severally on the other hand, covenant with each other as follows:
      5.1 Notice of any Material Change. Until the Effective Date, each of WAI, Wibel, OSI and Outback shall, promptly after the first notice or occurrence thereof but prior to the Effective Date, advise the others in writing of any event or the existence of any state of facts that:
      (a) would make any of its representations and warranties in this Agreement untrue in any material respect; or

     (b) would otherwise constitute a material adverse change in the business, results of operation, working capital, assets, liabilities or condition (financial or otherwise) of OSI, Outback or WAI and their respective subsidiaries, taken as a whole. No supplement or amendment to any Disclosure Schedule shall have any effect for the purpose of determining the satisfaction of or compliance with the conditions to the obligations of the parties to consummate the Merger set forth elsewhere in this Agreement.

      5.2 Cooperation. Until the Effective Date, each of the parties hereto shall and shall cause each of its affiliates to use its best efforts to:
      (a) proceed promptly to make or give the necessary applications, notices, requests and filings to obtain at the earliest practicable date and, in any event, before the Closing Date, the approvals, authorizations and consents necessary to consummate the transactions contemplated by this Agreement;
      (b) cooperate with and keep the other informed in connection with this Agreement; and
      (c) take such actions as the other parties may reasonably request to consummate the transactions contemplated by this Agreement and use its best efforts and diligently attempt to satisfy, to the extent within its control, all conditions precedent to the obligations to close this Agreement.

      5.3 Post-Closing Adjustment. As soon as practicable after the Effective Date, but in no event more than forty-five (45) days thereafter, OSI shall determine and report in writing to all parties hereto:
      (a)  the amount of current assets of WAI as of the Effective Date;
      (b) the amount of all liabilities of WAI (other than liabilities specified in Item 11.2 of the WAI Disclosure Schedule to the extent assumed by Outback) which were not paid in full prior to the Effective Date;
      (c) the estimated amount of all federal and state taxes, including, but not limited to, federal and state income taxes, payable by WAI for the short tax year ending on the Effective Date;

      Upon receipt of such report, Wibel (by notice to OSI as provided herein) shall have a period of ten (10) days in which to object in writing to any portion or item of such report. In the event no objection is timely made, OSI's report shall be final and binding on all parties. If timely objection is made, the chief financial officer of OSI and Wibel (and at the expense of Wibel) shall meet and attempt to agree on the items to which objection was made. If such persons cannot agree within thirty (30) days from the date of written objection, the items on which agreement has not been reached shall be submitted to the Tampa, Florida office of Price Waterhouse (or other agreed upon independent "Big Six" accounting firm) for a resolution of such items and whose decision shall be final and binding on all parties. The fees and expenses of Price Waterhouse (or other accounting firm) shall be paid by the non-prevailing party.
      If, as finally determined, the sum of Subsection (a) above exceeds the sum of Subsections (b) and (c), OSI shall pay such excess to Wibel within ten
(10) days of such final determination. If, as finally determined, the sum of Subsections (b) and (c) exceeds the sum of Subsection (a), Wibel shall pay such excess to OSI within ten (10) days of the final determination.

      5.4 Distribution and Allocations. The parties acknowledge and agree that notwithstanding the effective date of the Merger, Outback shall be entitled to WAI's entire share of Partnership distributions of cash flow, and shall be allocated WAI's shares of profit and loss, from and after April 1,
1997.                             11

     5.5  Additional Agreements.
      (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken, all actions and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the appropriate vote of the shareholders of WAI.
      (b) In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of OSI and Outback and Wibel shall take all such necessary action.
      (c) Neither Outback, OSI, WAI nor Wibel shall take any action which would jeopardize the characterization of the Merger as a reorganization within the meaning of Section 368(a) of the Code or the treatment of the Merger for financial reporting purposes as a pooling of interests.

                                     ARTICLE 6
                            COVENANTS OF WAI AND WIBEL

      WAI and Wibel covenant and agree with OSI as follows:

      6.1 Securities Law Compliance; Restrictions on Shares. Wibel represents and warrants, and covenants to Outback and OSI that:

      (a) Wibel has received all schedules and exhibits and the documents furnished to WAI pursuant to Section 4.8;
      (b) Wibel has had the opportunity to ask questions of and receive answers from representatives of the management of OSI concerning the terms and conditions of the transactions contemplated hereby and to obtain all additional information that OSI possesses or could acquire without unreasonable expense that is necessary to verify the accuracy of information furnished to Wibel.
      (c) OSI and Outback have furnished him with all information requested and full access to materials concerning OSI and Outback which the Wibel and/or his advisors deemed necessary to properly evaluate the Merger. Such information and access have been made available and utilized to the extent Wibel considers necessary and advisable in making an informed investment decision, and Wibel has consulted his own tax advisor and understands the evaluation of such materials may require the assistance of experts and Wibel has utilized such experts to the extent deemed necessary.

      (d) Wibel understands that the OSI Common Stock to be received is an investment of a speculative nature and Wibel must bear the risks thereof for an indefinite period of time. Wibel has adequate means for providing for his needs, is able to bear the economic risk of the investment and has no need for liquidity in the OSI Common Stock to be received in the Merger.

      (e) Wibel and/or his representatives or advisors who have acted with or on behalf of Wibel and who have advised Wibel in this matter have such knowledge and experience in financial and business matters that Wibel is capable of evaluating the merits and risks of the Merger for OSI Common
Stock.                                12

     (f) Wibel is participating in the Merger solely for his account as a private investment, and Wibel has no present agreement, understanding, arrangement or intention to sell or transfer all or any portion of the shares of OSI Common Stock to be issued in the Merger to any other person or persons. Wibel does not presently intend to enter into any such agreement or undertaking and there are no present circumstances which will compel Wibel to sell any OSI Common Stock so received. Wibel will not sell or otherwise transfer the shares (except for de minimis gifts of shares) unless they are registered under the Securities Act and applicable state securities laws or, in the opinion of OSI and its counsel, an exemption from registration is available therefor.
      (g) The investment by Wibel in OSI Common Stock pursuant to the Merger is a suitable investment for Wibel given the investment goals and objectives of Wibel.
      (h) Wibel agrees to indemnify and hold OSI and Outback and each of their respective officers, directors and advisors harmless against all liability arising out of or in connection with any purchase, resale or distribution by Wibel of any OSI Common Stock received hereby which is effected other than in strict compliance with the terms hereof and applicable law.
      (i) Wibel understands that the shares of OSI Common Stock to be issued in the Merger will not be registered under the Securities Act, nor any state securities laws, and such OSI Common Stock may not be sold or transferred except in compliance with such laws. Wibel understands that the shares of
OSI Common Stock issued to Wibel in the Merger will be subject to the limited registration rights described herein and Wibel agrees to the terms hereof. Such rights shall be personal to Wibel (except as provided in Section 7.5)
and shall automatically terminate with respect to any shares of OSI Common Stock which Wibel assigns or transfers, upon attachment or seizure by or for the benefit of any creditors of Wibel, or upon the occurrence of any other event which results in a succession to the ownership of any such OSI Common Stock by operation of law. Neither OSI nor Outback will have any obligation to register any such OSI Common Stock other than as provided in Article VII hereof.
      (j) Wibel understands that OSI will place an appropriate legend on the certificate representing OSI Common Stock to be received restricting the transfer of the shares and stop-transfer instructions will be given to the transfer agent for the OSI Common Stock with respect to such certificates.
      (k) Wibel is a natural person (i) whose net worth (the excess of total assets over total liabilities), individually or jointly with his spouse, exceeds $1,000,000 (inclusive of the value of home, home furnishings and automobiles); or (ii) who had an Individual Annual Adjusted Gross Income in excess of $200,000 in each of the two most recent tax years or joint income with Wibel's spouse in excess of $300,000 in each of those years and reasonably expects to reach the same income level in the current tax year.
      6.2 Payment of Liabilities. WAI and Wibel covenant and agree that all debts and liabilities of WAI relating to periods prior to the Closing Date shall be paid or satisfied in full prior to the Effective Date, except only current liabilities and those debts and liabilities of WAI specified in Item
11.2 of the Disclosure Schedules.
      6.3 Pooling. Wibel agrees that until such time as financial results of OSI covering at least thirty (30) days of combined operations of OSI and WAI subsequent to the Effective Date have been published, he will not sell or otherwise dispose of any shares of OSI Common Stock held by him as of the Effective Date or any of such shares thereafter acquired by him at any time or from time to time prior to the date of such publication. OSI shall give instructions to its transfer agent and registrar, Bank of New York, Inc., with respect to the shares of OSI Common Stock issued pursuant to the Merger,
to the effect                    13
that no transfer of such shares shall be effected until the date on which the requisite financial results have been published and OSI and the transfer agent may take any action, including placing an appropriate legend on the certificates, they deem necessary to enforce this provision.

                                     ARTICLE 7
                           COVENANTS OF OSI AND OUTBACK

      OSI and Outback, jointly and severally, covenant and agree with WAI and Wibel as follows:
      7.1  Mandatory Registration of OSI Common Stock.
      (a) Wibel shall have the right to require OSI, by written notice to OSI at any time during: (i) the ten day period commencing on publication of financial results of OSI which include at least thirty (30) days of combined operations of OSI and WAI subsequent to the Merger; or (ii) the ten day period commencing upon public release of OSI's net income for calendar year 1997; or (iii) the ten day period commending upon public release of OSI's net income for the first quarter of 1998, to use its best efforts to cause a registration, qualification or compliance under any federal or state securities laws to be effected as soon as practical, but not later than thirty (30) days after receipt of Wibel's written notice, with respect to all or any portion of the OSI Common Stock then held by Wibel and specified in such notice (hereinafter, collectively the "Registrable Shares") and OSI will use its best reasonable efforts to cause such registration, qualification or compliance as may be so requested to be effective and to be kept effective for a period (not to exceed forty-five (45) days) as would permit or facilitate, to the extent so requested, the sale and distribution of the Registrable Shares, including, without limitation, registration under the Securities Act of 1933, as then in effect or under any similar statute then in effect (the "Act"), and appropriate related qualification under applicable state securities laws and appropriate compliance with any other governmental requirements; provided, however, that the maximum number of Registrable
Shares under this Section 7.1(a) shall be a number of shares equal to twenty-five percent (25%) of the total number of shares of OSI Common Stock issued pursuant to the Merger, but reduced by the number of shares of such
OSI Common Stock sold or transferred other than pursuant to the provisions of this Section 7.1. Once OSI shall have fully complied with one registration request Wibel shall not have any right to request any additional registrations.
      (b) Notwithstanding the foregoing, OSI shall not be required to effect any registration, qualification or compliance under this Section 7.1 if and to the extent, in the opinion of counsel for OSI (which opinion shall also be addressed to Wibel requesting registration of Registrable Shares), the proposed public offering or transfer of the number of Registered Shares, as to which registration is requested, is exempt from registration under the Act and the securities laws of the states in which the Registrable Shares are to be sold or transferred and the Registrable Shares would not constitute restricted securities in the hands of the purchaser or transferee.
      (c)  OSI shall be entitled to postpone the filing or effectiveness of any registration statement otherwise required to be prepared and filed by OSI pursuant to this Section 7.1, for a reasonable period of time, but not in excess of ninety (90) days (a "Blackout Period"), if the chief executive officer or chief financial officer of OSI determines that in such executive officer's reasonable judgment and good faith that the registration and distribution of the Registrable Shares would materially interfere with any pending financing, acquisition, or corporate reorganization or other corporate development involving OSI or any of its subsidiaries or would require premature disclosure thereof and promptly gives Wibel written notice of such determination containing a general statement of the reasons for such
postponement and an              14
approximation of the anticipated delay; provided, however, that the aggregate number of days included in all Blackout Periods during any consecutive twelve
(12) months during the shall not exceed one hundred eight (180) days; and provided, further, however, that a period of at least forty-five (45) days shall elapse between the termination of any Blackout Period and the commencement of the immediately succeeding Blackout Period. If OSI shall so postpone the filing of a registration statement Wibel shall have the right to withdraw the request for registration by giving written notice to OSI within twenty (20) days after receipt of the notice of postponement (and, in the event of such withdrawal, such request shall not be counted for purposes of determining the number of, or required timing for, requests for registration to which the holders of the Registrable Shares are entitled pursuant to
Section 7.1.
      (d)  Notwithstanding the foregoing, OSI shall not be required by this
Section 7.1 to register Registrable Shares under the Securities Act or under any state securities law at any time after the date one year following the Effective Date (or such other date as coincides with the expiration of the general holding period requirement under Rule 144, should the general holding period requirement of Rule 144 or any successor rule be modified), if OSI is then and has been throughout such period, current in all filings required to comply with the current public information requirement of Rule 144. OSI will cooperate with Wibel in delivering opinions necessary to effect transfers under Rule 144.
      7.2 Registration Procedures. In the case of each registration, qualification or compliance effected by OSI pursuant to Section 7.1, OSI will:
      (a) keep each holder of Registrable Shares advised in writing at the initiation of proceedings of each registration, qualification or compliance and as to the completion thereof,
      (b) furnish each holder of Registrable Shares with such number of prospectuses and such other documents as may be reasonably requested, and
      (c) keep such registration, qualification or compliance effective until all sales or distributions contemplated in connection therewith are completed; provided that OSI shall not be obligated to keep such registration, qualification or compliance effective for more than forty-five
(45) days.
      7.3 Expenses of Registration. All expenses incurred in connection with any registration, qualification or compliance effected by OSI pursuant to this Article 7, including, without limitation, all registration and filing fees, fees and expenses of complying with securities and blue sky laws, printing expenses, fees and disbursements of counsel for OSI and all expenses of any special audits incidental to or required by such registration (collectively, the "Registration Expenses") shall be borne by OSI.
      7.4 Adjustments in Number of Shares. If the outstanding shares of OSI Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared, with a record date subsequent to the Effective
Date and prior to the sale of all Registrable Shares, the number of Registrable Shares shall be adjusted to accurately reflect such change.
      7.5 Transferees. The rights of Wibel under Section 7.1 are personal to Wibel and shall not inure to the benefit of any other person nor any transferees or assignees of Wibel's OSI Common Stock; provided, however, such rights shall inure to the benefit of donees of bona fide gifts who are members of the donor's immediate family.
      7.6 Employment Agreements. Solely with respect to the Merger, and any consequential termination of any partnership by operation of law, Outback agrees not to elect to terminate the

Employment Agreements between the
Partnership, as employer, and the general managers of the Partnership's Outback Steakhouse(R) restaurants, as employees. Outback shall succeed to all rights and obligations of the Partnership under such Employment Agreements. Nothing contained herein shall be construed as in any way limiting Outback's right to terminate any such Employment Agreement as a result of any circumstance or event other than the Merger and consequential termination of the Partnership by operation of law.

      7.7 Assumed Liabilities. OSI and Outback agree to assume and pay the liabilities specified in Item 11.2 (subject to the amount limits specified in Item 11.2 of the Disclosure Schedules) and to indemnify and hold harmless Wibel from any loss or liability therefor.

                                     ARTICLE 8
                 JOINT CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS

      Except as may be waived by OSI, the obligations of WAI, Wibel, OSI and Outback to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

      8.1 Consents to Transaction. WAI, Outback and OSI shall have received all consents or approvals and made all applications, requests, notices and filings with, any person, governmental authority or governmental agency required to be obtained or made in connection with the consummation of the transactions contemplated by this Agreement. There shall have been obtained from all state and local governments and governmental agencies all approvals and consents necessary to enable WAI and/or the Partnership, as applicable, to transfer their liquor licenses and permits to Outback, to enable Outback to assume such licenses and permits or to enable Outback to operate restaurants (of the kind and quality customarily operated by Outback) using such permits or licenses. Copies of all consents and approvals received by any party pursuant to this Section 8.1 shall be furnished to the other party.

      8.2 Absence of Litigation. No governmental agency or authority shall have instituted or threatened in writing to institute, any action or proceeding seeking to delay, restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement and no order, judgment or decree by any court or governmental agency or authority shall be in effect that enjoins, restrains or prohibits the same or otherwise would materially interfere with the operation of the assets and business of WAI or the Partnership or OSI and its subsidiaries, including the surviving corporation in the Merger, after the Closing Date.

      8.3 Dissenter's Rights. The number of shares of capital stock of WAI for which shareholders have exercised appraisal or dissenters' rights under applicable law shall be a number which, in the sole and absolute discretion of OSI, does not jeopardize the financial reporting and accounting treatment of the Merger specified in Section 1.12 or is otherwise not contrary to the best interests of Outback or OSI.

                              ARTICLE 9
                    CONDITIONS PRECEDENT TO OBLIGATIONS OF WAI

      The obligations of WAI and Wibel to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

      9.1 Compliance. OSI and Outback shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by OSI and Outback on or before the Closing Date.

      9.2 Representations and Warranties. All of the representations and warranties made by OSI and Outback in this Agreement, and in all certificates and other documents delivered by OSI and Outback to WAI and Wibel pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

      9.3 Material Adverse Changes. Since the date hereof, there shall have occurred no material adverse change in the business, properties, assets, liabilities, results of operations or condition, financial or otherwise, of OSI and Outback, taken as a whole.

                                    ARTICLE 10
                        CONDITIONS PRECEDENT TO OBLIGATIONS
                                OF OSI AND OUTBACK

      Except as may be waived by OSI and Outback, the obligations of OSI and Outback to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

      10.1 Compliance. WAI and Wibel shall have or shall have caused to be satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by any of them on or before the Closing Date.

      10.2 Representations and Warranties. All of the representations and warranties made by WAI and/or Wibel in this Agreement, the Disclosure Schedule, and in all certificates and other documents delivered by WAI or Wibel pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

      10.3 Current Financial Status. OSI shall have received the unaudited financial statements of WAI as of April 30, 1996, for the month then ended.

      10.4 Material Adverse Changes. Since December 31, 1996, there shall have occurred no material adverse change in the business, properties, assets, liabilities, results of operations or condition, financial or otherwise, of WAI or the Partnership.

     10.5 Pooling. OSI shall have received a letter from Deloitte & Touche, in form and substance satisfactory to OSI and dated not more than five days prior to the Closing Date, to the effect that the Merger shall qualify as a pooling of interests for financial reporting purposes.

                                    ARTICLE 11
                                  INDEMNIFICATION

      Wibel, on the one hand, and OSI and Outback, jointly and severally, on the other hand, agree as follows:

      11.1 Securities Laws Indemnification. With respect to a registration pursuant to Section 7.1:
      (a) OSI shall indemnify, to the extent permitted by law, Wibel against all losses, claims, damages or liabilities which arise out of or are based upon any untrue or alleged untrue statement of material fact contained in any registration statement (including any post-effective amendment thereto), prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any written information furnished to OSI by Wibel for use therein or by the failure of Wibel to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after OSI has furnished Wibel with a sufficient number of copies of the same.
      (b) Notwithstanding any contrary provision of this Agreement as a condition to receiving the registration rights provided for in Section 7.1 hereof, each holder of Registrable Shares, severally, not jointly, shall indemnify in writing, to the extent permitted by law, OSI, its directors and officers and each person who controls OSI (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) against any losses, claims, damages, liabilities and expenses which arise out of or are based upon any untrue or alleged omission of a material fact required to be stated in the registration statement or prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any written information furnished by such holder of Registrable Shares for inclusion in the registration statement except that the holders of Registrable Shares shall not be required to so indemnify Outback or OSI if such shareholder shall have furnished to Outback or OSI not less than five
(5) business days prior to the registration statement becoming effective, written information correcting such material misstatement or omission and Outback or OSI shall have failed to include such information in an amendment or supplement to the prospectus.
      11.2 Indemnification Based on Agreement. Subject to the limitations contained in Section 11.3 hereof, Wibel shall indemnify and hold harmless
OSI, Outback and WAI, and OSI, Outback and WAI, jointly and severally, shall indemnify and hold harmless Wibel, against any losses, claims, damages or liabilities to which such indemnified party may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any facts or circumstances that would constitute a breach by the other of any representation, warranty or covenant contained herein or in any agreement executed pursuant hereto and will reimburse any legal or other expenses reasonably incurred by any indemnified party in connection with investigating or defending any such loss, claim, damage, liability or action.
     In addition to the above, Wibel shall indemnify OSI, Outback and WAI, as provided in the first paragraph of this Section 11.2, against any loss, claim, damage or liability arising out of (i) any tax liability of WAI for any period prior to and including April 1, 1997 and
(ii) any debt of WAI (other than the debts specified in Item 11.2 of the Disclosure Schedule to the extent assumed by Outback), and (iii) all claims, obligations, causes of action and liabilities, of whatever kind or character, of any of WAI which arise out of or are based upon events first occurring on or before the Effective Date, except only the liabilities assumed by Outback as specified in Item 11.2 of the Disclosure Schedule.
      11.3 Limitation. Wibel shall have no obligation under Section 11.2 to indemnify OSI, Outback or WAI for any liability, loss, claim or damage arising out of or based upon facts or actions first occurring after the Effective Date. All obligations of indemnity (other than those relating to tax obligations of WAI under Section 11.2 above which shall continue for the period specified in Section 12.4(b) hereof) shall terminate two (2) years from the Closing Date; provided, however, the obligations of indemnity shall not terminate with respect to any matter for which indemnification is claimed within two (2) years from the Closing Date.
      11.4 Cooperation. If any claim, demand, action, suit, proceeding or investigation arising out of or pertaining to this Agreement or the transactions contemplated hereby is begun or asserted, whether begun or asserted before or after the Closing Date, the parties hereto will cooperate and use their best efforts to defend against and respond thereto.
      11.5 Notice. An indemnified party shall give notice to the indemnifying party or parties within ten (10) business days after actual receipt of service or summons to appear in any action begun in respect of which indemnity may be sought hereunder. Failure to so notify the indemnifying party or parties shall cause the indemnified party to be liable for any damage caused by failure to give timely notice. The indemnifying party or parties may participate at their own expense and with their counsel in the defense of such action. If the indemnifying party or parties so elect within a reasonable time after receipt of such notice, they may assume the defense of such action with counsel chosen by the indemnifying party or parties and approved by the indemnified party in such action, unless the indemnified party reasonably objects to such assumption on the ground that its counsel has advised it that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party or parties, in which case the indemnified party shall have the right to employ counsel approved by the indemnifying party or parties. If the indemnifying party or parties assume the defense of such action, the indemnifying party or parties shall not be liable for fees and expenses of counsel for the indemnified party incurred thereafter in connection with such action. In no event shall the indemnifying party or parties be liable for the fees and expenses of more than one counsel for the indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances unless, in the reasonable opinion of such counsel, there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified parties.

                                    ARTICLE 12
                                   MISCELLANEOUS

      12.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time on or before the Closing Date (notwithstanding approval by the shareholders of WAI:

      (a)  by mutual consent of WAI and OSI;

     (b) by OSI if there has been a material misrepresentation or breach of warranty in the representations and warranties of WAI or Wibel set forth herein or if there has been any material failure on the part of WAI or Wibel to comply with their obligations hereunder;

      (c) by WAI if there has been a material misrepresentation or breach of warranty in the representations and warranties of OSI or Outback set forth herein or if there has been any material failure on the part of OSI or Outback to comply with its obligations hereunder;

      (d) by either OSI, WAI or Wibel, if the transactions contemplated by this Agreement have not been consummated by July 31, 1997, unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Closing Date;

      (e) by either OSI, or WAI if the conditions precedent to its obligations to close this Agreement have not been satisfied or waived by it at or before the Closing Date; and

      (f) by either WAI or OSI if the transactions contemplated hereby violate any nonappealable final order, decree or judgment of any court or governmental body or agency having competent jurisdiction.

      12.2 Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

      12.3 Entire Agreement. This Agreement and the exhibits and Disclosure Schedule hereto constitute and contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement, the Merger Agreement or in any certificate or schedule delivered pursuant hereto. The obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this Section 12.3.

      12.4 Survival of Representations and Warranties.

      (a) The representations, warranties and indemnification obligations of OSI and Outback contained herein or in any exhibit, certificate, document or instrument delivered pursuant to this Agreement shall survive the Closing for a period of two years; provided, however, that the obligations of OSI and Outback under Article 7 and Article 11 hereof shall survive for the periods provided therein.

      (b) Except where otherwise specifically provided in this Agreement, the representations, warranties and indemnification obligations of Wibel contained herein or in any exhibit, schedule, certificate, document or instrument delivered pursuant to this Agreement shall survive the Closing for a period of three years from the Effective Date; provided, however, the representations and warranties contained in Section 2.7 shall survive the Closing for a period ending four years after the filing of WAI's federal income tax return for the period including the Effective Date.

      12.5 Counterparts. This Agreement may be executed in any number of identical counterparts, each of which when so executed and delivered shall be deemed an original and such counterparts together shall constitute only one
original.                            20

     12.6 Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by registered or certified mail, return receipt requested, postage prepaid or transmitted by hand delivery, recognized national overnight delivery service, telegram or telex, addressed as follows:

      If to WAI or Wibel:        WIBEL & ASSOCIATES, INC.
                                 4120 West Maple Road, Suite 204
                                 Bloomfield Hills Township, Michigan  48301
                                 Attention:    Mark P. Wibel

      If to OSI or Outback:      OUTBACK STEAKHOUSE, INC.
                                 550 North Reo Street, Suite 200
                                 Tampa, Florida 33609
                                 Attention:    Joseph J. Kadow General Counsel

      Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answer back being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

      12.7 Successors and Assigns. This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and, except as otherwise specifically provided for herein, their respective successors and assigns.

      12.8 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida without giving effect to principles of comity or conflicts of law thereof.

      12.9 Waiver and Other Action. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

      12.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

      12.11 Headings. All headings and captions in this Agreement are intended solely for the convenience of the parties and none shall be deemed to affect the meaning or construction of any provision hereof.

      12.12 Construction. All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable.

      12.13 Jurisdiction and Venue. The parties agree that any action brought by either party against the other in any court, whether federal or state, shall be brought within the State of Florida in the judicial circuit in which OSI has its principal place of business. Each party hereby agrees to submit to the personal jurisdiction of such courts and hereby waives all questions of personal jurisdiction or venue for the purpose of carrying out this provision, including, without limitation, the claim or defense therein that such courts constitute an inconvenient forum.

      12.14 Enforcement. In the event it is necessary for any party to retain legal counsel or institute legal proceedings to enforce the terms of this Agreement, including, without limitation, obligations upon expiration or termination, the prevailing party shall be entitled to receive from the non-prevailing party, in addition to all other remedies, all costs of such enforcement including, without limitation, attorney's fees and court costs and including appellate proceedings.

      12.15 Further Assurances. Each party covenants and agrees to execute and deliver, prior to or after the Merger, such further documents as may reasonably be requested by another party to fully effectuate the transactions provided for herein.

      12.16 Equitable Remedies. The parties hereto acknowledge that a refusal by a party to consummate the transactions contemplated hereby will cause irreparable harm to the other parties, for which there may be no adequate remedy at law. A party not in default at the time of such refusal shall be entitled, in addition to other remedies at law or in equity, to specific performance of this Agreement by the party that refused to consummate the transactions contemplated hereby.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       "OSI"

Attest:                                OUTBACK STEAKHOUSE, INC.
                                       a Delaware corporation


By:   /s/ Joseph J. Kadow              By: /s/ Robert D. Basham
      JOSEPH J. KADOW                      ROBERT D. BASHAM
      Title: Secretary                     Title: Chief Operating Officer


                                       "Outback"

Attest:                                OUTBACK STEAKHOUSE OF FLORIDA, INC., a
                                       Florida corporation

By:   /s/ Joseph J. Kadow              By:    /s/ Paul E. Avery
      JOSEPH J. KADOW                         PAUL E. AVERY
      Title: Secretary                        Title: President

Witness:                               "Wibel"





/s/ Norma P. DeGuenther                /s/ Mark V. Wibel
                                       MARK V. WIBEL
/s/ Molly Marie Brown

                                       "WAI"

Attest:                                WIBEL & ASSOCIATES, INC.
                                       a Michigan corporation


By:                                    By:  /s/ Mark V. Wibel
                                            MARK V. WIBEL
      Title: Secretary                      Title: President

                                     EXHIBIT A

                                ARTICLES OF MERGER

      THIS AGREEMENT, PLAN AND ARTICLES OF MERGER ("Articles of Merger"), dated as of August ___, 1997, is entered into by and among WIBEL & ASSOCIATES, INC., a Michigan corporation ("WAI"); OUTBACK STEAKHOUSE, INC., a Delaware corporation ("OSI"); and OUTBACK STEAKHOUSE OF FLORIDA, INC., a Florida corporation ("Outback").

                                W I T N E S E T H:

      WHEREAS, WAI is a corporation duly organized and validly existing under the laws of the State of Michigan, and the authorized and outstanding capital stock of WAI is as follows:


                              Authorized               Shares Issued
      Corporation            Capital Stock            and Outstanding

      WIBEL & ASSOCIATES,    60,000 Common Shares    10,000 Common Shares
      INC.

      WHEREAS, OSI is a corporation duly organized and validly existing under the laws of the State of Delaware; and

      WHEREAS, OSI is authorized to issue 2,000,000 shares of Preferred Stock, par value $.01, none of which are outstanding and 200,000,000 shares of Common Stock, $.01 par value (the "OSI Common Stock"), of which approximately 48,030,588 shares of OSI Common Stock are issued and outstanding as of March 7, 1997; and

      WHEREAS, Outback is a wholly owned subsidiary of OSI; and

      WHEREAS, the respective Boards of Directors of each of WAI, Outback, and OSI deem it advisable, for the benefit of their respective corporations and shareholders, that WAI be merged into Outback, with Outback as the surviving corporation (in its capacity as surviving corporation, Outback is hereinafter sometimes referred to as the "Surviving Corporation"), pursuant to the provisions of Sections 607.1101-607.1107 of the Florida Business Corporation Act (the "Florida Act") and the laws of the State of Michigan ("Michigan Law"), and have approved these Articles of Merger; and

      WHEREAS, the Board of Directors of WAI has directed that these Articles of Merger be submitted to its voting shareholder for approval and adoption and the voting shareholder of WAI has approved and adopted these Articles of Merger in accordance with Michigan Law and the corporate governance documents of WAI by unanimous written consent dated May 6, 1996; and

      WHEREAS, OSI as the sole shareholder of Outback has approved and adopted these Articles of Merger by written consent on April 30, 1996; and

      WHEREAS, the Agreement and Plan of Reorganization (the "Reorganization Agreement"), which Outback, OSI, and WAI have entered, contemplates the execution and delivery of these Articles of Merger.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and for the purpose of prescribing the terms and conditions of the merger and such other details and provisions as are deemed necessary or desirable, the parties hereto agree as follows:

      Merger. The names of the corporations which propose to merge are WIBEL & ASSOCIATES, INC., a Michigan corporation ("WAI"), and OUTBACK STEAKHOUSE OF FLORIDA, INC. ("Outback"). In accordance with the provisions of the Florida Act and Michigan Law at the Effective Date (as hereinafter defined), WAI shall be merged into Outback, and Outback shall be the Surviving Corporation and as such shall continue to be governed by the laws of the State of Florida. The plan of merger set forth in these Articles of Merger was duly authorized by each of Outback and WAI, respectively, by all action required by the laws under which it was incorporated or organized and by its constituent documents.

      1. Continuation of Corporate Existence. The corporate existence and identity of Outback, with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the merger and the corporate existence and identity of WAI with all its purposes, powers, franchises, privileges, rights and immunities at the Effective Date shall be merged with and into that of Outback, and Outback as the Surviving Corporation shall be vested fully therewith, and the separate corporate existence and identity of WAI shall thereafter cease except to the extent continued by statute.

      2. Effective Date. The merger shall become effective (hereinbefore and hereinafter called the "Effective Date") upon the later of (i) filing of these Articles of Merger with the Secretary of State of the State of Florida and the Secretary of State of the State of Michigan; or (ii) July 1, 1997. Such Effective Date shall be indicated on Certificates of Merger issued by the Secretary of State of the State of Florida and by the Secretary of State of the State of Michigan pursuant to the Florida Act and Michigan Law.

      3.   Corporate Government.
           (a) The Certificate of Incorporation of Outback, as in effect on the Effective Date, shall continue in full force and effect and shall be the Certificate of Incorporation of the Surviving Corporation.
           (b) The Bylaws of Outback, as in effect as of the Effective Date, shall continue in full force and effect and shall be the Bylaws of the Surviving Corporation.
           (c) The members of the Board of Directors and the officers of the Surviving Corporation shall be the persons holding such positions for Outback as of the Effective Date.

      4. Conversion of Shares. The manner and basis of converting the capital stock of WAI into OSI Common Stock, subject to Section 5(c) below with respect to fractional shares, shall be as follows:
           (a) Each share of WAI common stock which shall be outstanding immediately prior to the Effective Date shall at the Effective Date, by virtue of the merger and without any action on the part of the holder thereof, be converted into and exchanged for 16.6 shares of OSI Common Stock.
           (b) The Outback Capital Stock outstanding immediately prior to the Effective Date shall be unaffected by the merger.

          (c) The stock transfer books of WAI shall be closed as of the close of business on the Effective Date and no transfer of record of any of its capital stock shall take place thereafter.
           (d) No fractional shares of OSI Common Stock and no certificates or scrip therefor shall be issued. Instead one whole share of OSI Common Stock shall be issued to each holder of shares of common stock of the merging corporations whose fractional share interest is .5 or more of one whole share; each fraction of less than .5 of one whole share shall be disregarded.
           (e) Notwithstanding the foregoing, the OSI shall not be required to issue or distribute more than 166,000 shares of OSI Common Stock pursuant to the merger, less any shares reserved for dissenters' rights, as described in Article 1 of the Reorganization Agreement.
           (f) All of the shares of OSI Common Stock, when delivered pursuant to the provisions of these Articles of Merger, shall be validly issued, fully paid and nonassessable.
           (g) At the Effective Date, each holder of certificates representing shares of the common stock of WAI shall thereupon cease to have any rights with respect to such shares and shall be deemed to be a shareholder of OSI to the extent of the number of shares of OSI Common Stock to which such shareholder shall be entitled in accordance with these Articles of Merger; and shall surrender certificates representing shares of the common stock of WAI to the OSI, whereupon such holder shall receive a certificate or certificates for the number of shares of OSI Common Stock to which such holder is entitled hereunder.

      5. Rights and Liabilities of the Surviving Corporation. The Surviving Corporation shall have the following rights and obligations:
           (a) The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Florida.
           (b) The Surviving Corporation shall possess all of the rights, privileges, immunities and franchises, of either a public or private nature, of Outback, and WAI and all property, real, personal and mixed and all debts due on whatever account, including subscription to shares and all other chooses in action and every other interest of or belonging or due to WAI shall be taken and deemed to be transferred or invested in the Surviving Corporation without further act or deed.
           (c) At the Effective Date, the Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of WAI and any claim existing or action or proceeding pending by or against WAI or Outback may be prosecuted as if the merger had not occurred or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of WAI or Outback shall be impaired by the merger.

      6. Consent of Shareholders. These Articles of Merger has been adopted by the shareholders of WAI in accordance with Michigan Law and its corporate governance documents by unanimous written consent effective as of July 8, 1997. These Articles of Merger has been adopted by the written consent of the sole shareholder of Outback dated July 23, 1997, pusruant to the Florida Act.

      7. Dissenting Shareholders. If any shareholder of WAI files a written objection to these Articles of Merger before a vote of the shareholders is taken hereon and complies with the further provisions of the Florida Act or Michigan Law, as applicable, he may be paid the fair value of his shares.

If any shareholder of WAI lawfully elects, pursuant to the Florida Act or Michigan Law, as applicable, to exercise or pursue his right to dissent from any of the corporate actions referred to in these Articles of Merger with respect to the shares of common stock of WAI owned by such shareholder (the "Dissenting Shares"), such shareholder shall be entitled to exercise only those rights available to him as set forth in the Florida Act or Michigan Law, as applicable, and, in that event, only in the manner set forth therein. During the period in which any such shareholder shall be exercising or pursuing any of such shareholder's rights of dissent as specified in the Florida Act or Michigan Law, as applicable, such shareholder shall have no other rights pursuant to or arising from these Articles of Merger.

      8. Reorganization Agreement. These Articles of Merger is intended to supplement the Reorganization Agreement and is not intended to conflict with or supersede that agreement and, in the event of any conflict, the provisions of the Reorganization Agreement shall control.

      9. Copies. A copy of these Articles of Merger shall be on file at the principal place of business of the Surviving Corporation located at 550 North Reo Street, Suite 200, Tampa, Florida 33609. A copy of these Articles of Merger will be furnished by the Surviving Corporation, on request and without cost, to any shareholder of any corporation that is a party hereto.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement, Plan and Articles of Merger as of the day and year first above written.

                                       "OSI"

Attest:                                OUTBACK STEAKHOUSE, INC.
                                       a Delaware corporation

By:                                    By:
      JOSEPH J. KADOW                      ROBERT D. BASHAM
      Title: Secretary                     Title: Chief Operating Officer

STATE OF FLORIDA                 )
                                 ) ss
COUNTY OF HILLSBOROUGH           )

      On this ______ day of August, 1997, before me, personally came ROBERT D. BASHAM and JOSEPH J. KADOW, Chief Operating Officer and Secretary, respectively, of OUTBACK STEAKHOUSE, INC., a Delaware corporation, who are personally known to me, and each being first duly sworn, did depose and say that they executed the foregoing on behalf of said corporation by order of the Board of Directors of said corporation.

(NOTARY SEAL)
                                       (Notary Signature)
                                       NOTARY PUBLIC
                                       Commission No.

                                       "Outback"

Attest:                                OUTBACK STEAKHOUSE OF FLORIDA, INC., a
                                       Florida corporation

By:                                    By:
      JOSEPH J. KADOW                         PAUL E. AVERY
      Title: Secretary                        Title: President


STATE OF FLORIDA                 )
                                 ) ss
COUNTY OF HILLSBOROUGH           )

      On this ______ day of August, 1997, before me, personally came PAUL E. AVERY and JOSEPH J. KADOW, President and Secretary, respectively, of OUTBACK STEAKHOUSE OF FLORIDA, INC., a Florida corporation, who are personally known to me, and each being first duly sworn, did depose and say that they executed the foregoing on behalf of said corporation by order of the Board of Directors of said corporation.

(NOTARY SEAL)
                                       (Notary Signature)
                                       NOTARY PUBLIC
                                       Commission No.

                                       "WAI"

Attest:                                WIBEL & ASSOCIATES, INC.
                                       a Michigan corporation

By:                                    By:
                                            MARK V. WIBEL
      Title: Secretary                      Title: President

STATE OF MICHIGAN     )
                      ) ss
COUNTY OF CLARK       )

      On this ______ day of August, 1997, before me, personally came MARK V. WIBEL and ___________________________, President and Secretary, respectively, of WIBEL & ASSOCIATES, INC., a Michigan corporation, who are personally known to me, and each being first duly sworn, did depose and say that they executed the foregoing on behalf of said corporation by order of the Board of Directors of said corporation.

(NOTARY SEAL)
                                       (Notary Signature)
                                       NOTARY PUBLIC
                                       Commission No.

                                     EXHIBIT B

                               DISCLOSURE SCHEDULES


Item 2.7 Any asset acquired or disposed of, or indebtedness incurred, assumed, guaranteed, endorsed, paid or discharged; any material amount of assets subjected or permitted to be subjected to any liability or obligation or to any lien, claim or encumbrance of any kind, except in the ordinary course of business or pursuant to agreements in force at the date of this Agreement and identified below:

                None, except pursuant to the Assignment and Assumption Agreement with Wibel Enterprises.


Item 2.9(a) Material liabilities or obligations, contingent or otherwise of the Partnership of any nature:

                None, except pursuant to the Assignment and Assumption Agreement with Wibel Enterprises.


Item 2.9(b) Liabilities or obligations of WAI (other than material liabilities arising solely by reason of WAI's status as a partner in the Partnership) of any nature, whether absolute, accrued, contingent or otherwise:

                None.


Item 2.10 Liens and encumbrances on real and personal property purchased by WAI or the Partnership since the date of the Balance Sheet, except for liens for taxes, assessments or other governmental charges not yet due and payable.

                None.


Item 2.11 Contracts and committments not in the ordinary course of the Partnership's business.

                None.


Item 2.12 Pending suits, claims, actions or litigation or administrative, arbitration or other proceedings or governmental investigations or inquiries against
                WAI or the Partnership to which any of their business or assets is subject.

                None.

Item 2.13       Violations and defaults of WAI and the Partnership.

                None.


Item 11.2 Current liabilities and those debts and liabilities of WAI agreed to be assumed by Outback:

                None.

08/07/97
                                B-2